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                                                                     EXHIBIT VII

                          INVESTMENT ADVISORY AGREEMENT


                           Dated as of October 2, 1997


                                  by and among


                  STRATEGIC VALUE INVESTORS INTERNATIONAL, LLC,

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA,

                  STRATEGIC VALUE INVESTORS INTERNATIONAL LTD.,


                                       and


                      THE PRUDENTIAL INVESTMENT CORPORATION
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                          INVESTMENT ADVISORY AGREEMENT

            THIS INVESTMENT ADVISORY AGREEMENT dated as of October 2, 1997 (this "Agreement"), is made by and among STRATEGIC VALUE INVESTORS INTERNATIONAL, LLC, a Delaware limited liability company ("SVI-International" and, together with Prudential Co-Investor (as defined below) and any entities that become parties hereto after the date hereof as described in Article 9 of the Operating Agreement, the "International Fund Entities"), THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation, (together with its successors and assigns, "Prudential Co-Investor"), STRATEGIC VALUE INVESTORS INTERNATIONAL LTD., a Cayman Islands company (the "Manager"), and THE PRUDENTIAL INVESTMENT CORPORATION, a New Jersey corporation (the "Investment Advisor"), and a wholly owned subsidiary of The Prudential Insurance Company of America ("Prudential"). Each Person committing capital to any International Fund Entity (each, an "Investor") will sign an annex to this Agreement ("Annex Number 1") confirming such Investor's understanding and obligations with regard to the matters set forth herein and therein.

            SECTION 1. Definitions.

            As used in this Agreement, the following definitions shall apply, unless the context requires otherwise:

            "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

            "Agreement" is defined in the preamble.

            "Allocated Percentage" means, with respect to any Investor, the percentage of any Investment Security allocated to such Investor on the books of any International Fund Entity.

            "Base Rate" means, at any date, the prime rate then in effect for The Chase Manhattan Bank (or, if unavailable, another major money center bank selected by the Investment Advisor), plus 2% per annum.

            "Capital Commitment" means, with respect to any Investor, such Investor's capital commitment to SVI-International.

            "Closing" means a closing of SVI-International.
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            "Code" means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

            "Contributed Capital" means, with respect to any Investor at any date, (1) the aggregate amount of such Investor's Capital Commitment that has been called and delivered by the Investor, less (2) the sum of (A) the amount of such Investor's capital contributions returned to the Investor and (B) such Investor's Allocated Percentage of any realized losses of the International Fund Entities.

            "Distributions" is defined in the Operating Agreement.

            "Expenses" is defined in Section 6(a).

            "Fund" means SVI-U.S., SVI-International, the co-investment arrangement with Prudential Co-Investor, any Redemption Vehicle, any redemption vehicle established in connection with SVI-U.S., and any similar separate or "side" vehicle formed pursuant to the terms of any of the Other Operating Agreements or the terms of the operating agreement of SVI-U.S. or of any redemption vehicle established in connection with SVI-U.S., collectively.

            "Fund Entity" means any of SVI-U.S., SVI-International, Prudential Co-Investor, any Redemption Vehicle, any redemption vehicle established in connection with SVI-U.S., and any similar separate or "side" vehicle formed pursuant to the terms of any of the Other Operating Agreements or the terms of the operating agreement of SVI-U.S. or any redemption vehicle established in connection with SVI-U.S.

            "Fund Investors" means any investor in the Fund.

            "Fund Rate" is defined in Section 5(b).

            "Indemnitee" is defined in Section 10(a).

            "Independent Reviewer" means the Person selected by the Investment Advisor to act as the independent reviewer for the Fund, including any replacement or substitute therefor.

            "Index Rate" means the NAREIT Equity Index (excluding healthcare REITs) or, if such rate is unavailable for any period, the S&P REIT Index (excluding healthcare REITs).

            "Initial Closing" is defined in Section 3(e).


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            "in Interest" means, with respect to any percentage or fraction, the
Investors voting for or against the related proposal or issue, as the case may be, expressed in terms of a percentage or fraction of the aggregate Capital Commitments.

            "Interest" means, with respect to any Investor, the interest of such Investor in the International Fund Entities, measured in terms of such Investor's Capital Commitment.

            "International Fund Entities" is defined in the preamble.

            "Investment Advisor" is defined in the preamble.

            "Investment Advisor Fee" is defined in Section 5(a).

            "Investment Securities" means REIT Shares.

            "Investor" is defined in the preamble.

            "Manager" is defined in the preamble.

            "Memorandum" means the Private Placement Memorandum dated July 1, 1997, relating to SVI-International, as supplemented by General Supplement No. 1 for SVI-International, pertaining to the offering of the Interests.

            "Operating Agreement" means the Operating Agreement of SVI-International dated October 2, 1997.

            "Operating Agreements" means the Operating Agreement and the Other Operating Agreements, collectively.

            "Other Operating Agreement" is defined in the Operating Agreement.

            "Partnership Units" means partnership interests in REIT
Partnerships.

            "Performance Fee" is defined in Section 5(b).

            "Performance Fee Determination Date" is defined in Section 5(b).

            "Person" means an association, a corporation, an individual, a limited liability company, a partnership, a trust or any other entity or organization, including a government or an agency, board, court, department, official, political subdivision or representative thereof or any other governmental entity.


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            "PIMS" means Prudential Investment Management Services LLC, a
Delaware limited liability company.

            "PREI" means Prudential Real Estate Investors, a division of Prudential.

            "Private Investment Securities" means Investment Securities other than Public Investment Securities.

            "Prudential" is defined in the preamble.

            "Prudential Co-Investor" is defined in the preamble.

            "Public Investment Securities" means publicly traded Investment Securities that are freely transferrable by SVI-International without further registration under the Securities Act and shall not include Investment Securities that are "restricted securities," Investment Securities acquired from a REIT in circumstances that may cause SVI-International to be treated as a statutory underwriter in connection with any resale of such securities, or Investment Securities subject to "lock-up agreements" or other holding periods (for so long as such restrictions remain effective).

            "Quarterly Contributed Capital" means, for any Investor with respect to any Quarterly Payment Date, the average of such Investor's Contributed Capital as at the last day of each month ending within the period to which such Quarterly Payment Date relates.

            "Quarterly Payment Date" is defined in Section 5(a).

            "Redemption Vehicle" is defined in the Operating Agreement.

            "REIT" means any public or private real estate company or real estate investment trust, whether or not such company qualifies as a real estate investment trust under applicable provisions of the Code.

            "REIT Partnership" means any partnership in which a REIT owns general partnership interests or other significant partnership interests.

            "REIT Shares" means shares of REITs or securities convertible, exchangeable or exercisable into shares of REITs.


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            "Securities Act" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

            "Shortfall Amount" is defined in Section 5(b).

            "Standard of Care" is defined in Section 2(b).

            "Subsequent Closing" is defined in Section 3(e).

            "SVI-International" is defined in the preamble.

            "SVI-U.S." means Strategic Value Investors, LLC, a Delaware limited liability company.

            "Unaffiliated Investor" means an Investor other than Prudential or Prudential Co-Investor.

            "Unfunded Commitments" means any Investor Capital Commitments that have not been called and delivered by such Investor, plus any capital contribution returned to such Investor pursuant to Section 8.4 of the Operating Agreement.

            SECTION 2. Appointment and Authorization; Standard of Care.

            a. Appointment and Authorization. Subject to and in accordance with the terms of this Agreement, SVI-International, the Manager, Prudential Co-Investor and any Redemption Vehicle that becomes party hereto, on the one hand, and the Investment Advisor, on the other, hereby agree that the Investment Advisor shall and is authorized to provide, on the terms set forth herein, the services to SVI-International and any such Redemption Vehicle as set forth herein, for the compensation hereinafter described.

            b. Standard of Care. The Prudential Investment Corporation, acting solely in its capacity as investment advisor hereunder, is acting as a fiduciary for SVI-U.S. The Investment Advisor shall discharge its duties hereunder solely in the interests of the Investors and with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims (the "Standard of Care").

            c. Reliance on Others. In performing its duties, the Investment Advisor shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, of the following persons or groups unless they have


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knowledge concerning the matter in question that would cause such reliance to be unwarranted and provided that the Investment Advisor acts in good faith:

                  i. one or more employees or other agents of Investment Advisor whom the Investment Advisor reasonably believes to be reliable and competent in the matters presented; or

                  ii. any attorney, independent accountant, valuation consultant, or other person as to matters that the Investment Advisor reasonably believes to be within such person's professional or expert competence.

            SECTION 3. Duties of the Investment Advisor.

            a. Services to be Provided. Subject to the approval of the Manager, the Investment Advisor shall evaluate, structure and cause SVI-International to consummate investments; facilitate the transfer of Investment Securities to Redemption Vehicles formed by the Manager and SVI-International; engage the Independent Reviewer; select any substitute or replacement Independent Reviewer (subject to Section 3(d)); coordinate reviews by the Independent Reviewer; manage the International Fund Entities' portfolio of Investment Securities; effectuate borrowings and repayment of borrowings by Redemption Vehicles in accordance with the terms hereof and of the Operating Agreement; cause the dissolution of any vehicle constituting one of the International Fund Entities as permitted under this Agreement and the applicable operating agreement of such vehicle; value the Investment Securities held by the International Fund Entities; and take such actions as are necessary and appropriate to execute the investment objectives of the International Fund Entities and to fulfill the obligations of the Investment Advisor as set forth herein, as referenced in the Operating Agreement and/or as described in the Memorandum, including, without limitation, actions in connection with the borrowing of funds and the acquisition and disposition of Investment Securities.

            b. Authority to Bind International Fund Entities. Unless revoked by the Manager, in its sole discretion, the Investment Advisor shall have a power of attorney pursuant to which it may execute on behalf of any International Fund Entity, all documentation necessary or appropriate to the investigation, acquisition, holding and disposition of Investment Securities and the borrowing of money. Nothing in this Agreement shall be deemed to create a joint venture or partnership between the parties with respect to the arrangements set forth in this Agreement. For all purposes herein, the Investment Advisor shall be deemed to be an independent contractor and independent agent, and shall act as an independent agent in all activities undertaken with respect to the Manager and the International Fund Entities.


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            c. All Investments Require Manager's Written Approval. The Manager's
specific consent and approval in writing shall be required for all Investments made by SVI-International. SVI-International shall not make any Investment for which such consent and approval has not been obtained in accordance with the policies of the Manager for giving such consent and approval.

            d. Independent Reviewer.

                  i. The initial Independent Reviewer will be Houlihan, Lokey, Howard & Zukin Financial Advisors Inc.

                  ii. If the Person serving as the Independent Reviewer ceases to so serve or is unable (as a result of a conflicts of interest or otherwise) to act with respect to any proposed investment, the Investment Advisor shall select a replacement or substitute Independent Reviewer, as the case may be, which replacement or substitute shall be a Person with significant experience in the valuation, acquisition and trading of equity securities, including securities similar to the Investment Securities intended to be acquired by SVI-International, and shall be independent of, and unaffiliated with, Prudential. The Investment Advisor shall give written notice of such replacement or substitute to the Investors. Such replacement or substitute Independent Reviewer will be deemed approved by the Investors unless one-third or more in Interest of the Unaffiliated Investors object in writing to such proposed replacement or substitute within 15 days after notice with respect thereto is sent to the Investors. Any replacement or substitute Independent Reviewer will be engaged on terms and conditions substantially similar to those on which the initial Independent Reviewer was engaged.

            e. Closings.

                  i. At the direction of the Manager, the Investment Advisor shall take such steps as may be necessary to facilitate the consummation by SVI-International of an initial closing (the "Initial Closing") subject to receipt of Capital Commitments from Fund Investors other than Prudential totaling $76.5 million or more.

                  ii. If at the Initial Closing, the Fund shall not have received $510 million in Capital Commitments from Fund Investors other than Prudential, at the direction of the Manager, the Investment Advisor shall take such steps as may be necessary to facilitate the consummation by SVI-International of subsequent Closings (each, a "Subsequent Closing") during the next 12 months at which additional Interests may be purchased and Capital Commitments delivered, until $510 million in Capital Commitments have been obtained from Fund Investors other than Prudential.


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                  iii. Investors acquiring Interests at a Subsequent Closing shall be required to purchase Interests in accordance with Section 8.4 of the Operating Agreement and to pay the expenses therein set forth and the fees herein set forth.

                  iv. Subsequent Closings may involve the purchase by SVI-International of Investment Securities from SVI-US or the sale by SVI-International of Investment Securities to SVI-US in order to generally maintain the proportional relationship between SVI-US and SVI-International.

                  v. The amount contributed to SVI-International at any Subsequent Closing will be distributed to the Investors admitted to SVI-International prior to such Subsequent Closing ratably in proportion to their Capital Commitments; provided that the Investment Advisor may direct a portion of such amounts to instead be paid to SVI-International in order to equitably allocate costs and expenses of SVI-International and SVI-US.

            f. Valuations. The Investment Advisor shall value Investment Securities quarterly for reporting purposes, and as and when necessary for other purposes.

                  i. The Investment Advisor shall value Public Investment Securities and any short-term marketable securities without discounts for liquidity, block size or otherwise, at the average closing sales price for such security for the five trading days prior to the valuation date, as published in The Wall Street Journal.

                  ii. The Investment Advisor shall value Private Investment Securities based on the value given to such Private Investment Securities by Prudential's Comptroller's Department, Institutional Valuation Unit. Absent known material circumstances, the Investment Advisor may base valuation of such Private Investment Securities on valuations made by third party appraisers or market participants, recent trades of securities determined by the Investment Advisor to be substantially similar for such purposes and other customary methods of valuing private or illiquid securities; provided that Partnership Units, which are, or are expected to become exchangeable for Public Investment Securities will be valued at the value of such Public Investment Securities. Valuations of private companies and their real estate are subject to numerous and various assumptions and limitations. Many different individual assumptions may be supportable and reasonable, but the interplay between different assumptions, or the use of different accepted methodologies, may produce different estimates of value for the same company or property. Valuations should be considered only estimates of value, and not a measure of realizable value, and are subject to change with the passage of time.


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            g. PREI to Fulfill Duties. The Investment Advisor will fulfill its responsibilities hereunder through PREI. In addition, the Investment Advisor and PREI may arrange to have certain services the Investment Advisor is obligated to provide performed by Prudential or any of its Affiliates. With the consent of the Manager, the Investment Advisor may also assign its rights and obligations under this Agreement to another entity that is wholly owned, directly or indirectly, by Prudential, or to Prudential, so long as the personnel responsible for providing such services are not substantially changed, such assignee is a registered investment advisor, and such assignee is an independent agent with respect to the International Fund Entities.

            h. Other Service Providers. With the consent of the Manager, the Investment Advisor may from time to time engage other service providers, including securities advisors, consultants, architects, engineers, appraisers, legal and accounting firms, custodians, and transfer agents. Each service provider shall be compensated by the International Fund Entities in such proportions, on such terms and at such rates as the Investment Advisor deems appropriate in light of the services provided subject to the consent of the Manager. The Investment Advisor may engage Affiliates or utilize in-house staff of Prudential or any of its Affiliates as service providers; provided that (i) the Investment Advisor reasonably believes that engaging an Affiliate or utilizing in-house staff of Prudential or its Affiliate is in the best interests of the International Fund Entities; (ii) the compensation of such Affiliate or in-house staff of Prudential or its Affiliate is comparable to that charged by unaffiliated third parties for similar services; and (iii) the Investment Advisor notifies the Investors of the retention of such an Affiliate or the use of in-house staff.

            SECTION 4. Investments of the International Fund Entities.

            a. Permitted Investments. Proceeds from draws on Capital Commitments and co-investment by the Prudential Co-Investor may be invested in REIT Shares and Partnership Units in connection with, or incidentally to, the sale of real estate by Prudential to the relevant REITs or the contribution of real estate by Prudential to related REIT Partnerships, and, in each case, in a manner consistent with the Memorandum.

            b. Proportionate Investment. It is the intention of the Investment Advisor that investments of SVI-International and SVI-U.S. will be made in parallel in Investment Securities so that, to the extent practicable, Fund Investors will each participate in investments in Investment Securities in proportion to their Capital Commitments.

            c. Fairness Opinion. Before the acquisition by SVI-International of Investment Securities of a REIT, SVI-International shall have received a fairness opinion with respect to the terms and conditions of such proposed acquisition from the Independent Reviewer.


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            d. Investment Restrictions. A substantial majority of the
International Fund Entities' investments shall be in entities that qualify for taxation as real estate investment trusts (as defined in Section 856 of the Code). International Fund Entities shall not acquire more than 40% in the aggregate of the Investment Securities of any one REIT and its related REIT Partnerships. Any Partnership Units to be acquired by International Fund Entities shall be acquired and held solely by Prudential Co-Investor.

            e. Allocation of Expenses. The Investment Advisor shall cause investments and expenses to be allocated between the International Fund Entities (subject to Section 6), on the one hand, and the U.S. Fund Entities, on the other, pro rata in accordance with aggregate capital commitments or contributions, as appropriate.

            f. Sale of Investment Securities Prior to Termination. The Investment Advisor shall, prior to the termination of this Agreement, endeavor to identify opportunities for the sale, for cash, of all Private Investment Securities; provided, however, that such Investment Securities not theretofore sold or disposed of will be distributed in kind to the applicable Investors on a pro rata basis as is appropriate.

            g. Co-Investment by Prudential Co-Investor. Whenever the Investment Advisor proposes that SVI-International make an investment in Investment Securities and the Manager approves such investment, the Prudential Co-Investor shall acquire and hold an amount of the pertinent Investment Securities and/or Partnership Units issued by affiliates of the issuer of such Investment Securities such that the Investment Securities and/or Partnership Units held by Prudential Co-Investor shall at all times equal 49% of the sum of the amount of Investment Securities acquired by SVI-International and the amount of Investment Securities and Partnership Units acquired by Prudential Co-Investor (in each case valued on the basis of the price established in the pertinent investment transaction).

            SECTION 5. Compensation.

            a. Investment Advisor Fee. Each Investor shall pay to the Investment Advisor a fee (the "Investment Advisor Fee") based on such Investor's Contributed Capital from time to time. The Investment Advisor Fee shall be payable quarterly in arrears on the last day of each calendar quarter (each a "Quarterly Payment Date") or, if such day is not a business day, the next succeeding business day. The amount due on each Quarterly Payment Date will be equal to one-fourth of the sum of (i) 60 basis points times the amount of such Investor's Quarterly Contributed Capital not in excess of $50 million as at such date; (ii) 50 basis points times the amount of such Investor's Quarterly Contributed Capital in excess of $50 million but not in excess of $100 million as at such date; and (iii) 40 basis points times the amount of such Investor's Quarterly Contributed Capital in excess of $100 million as at such date. If the Investment Advisor Fee has not been paid within 30 days of


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the applicable Quarterly Payment Date the pertinent Investor shall be deemed to be a "Defaulting Member" within the meaning of Section 8.3 of the Operating Agreement.

            b. Performance Fee.

                  i. Each Investor shall pay to the Investment Advisor a fee (the "Performance Fee") based upon such Investor's return on its investment. The Performance Fee shall be payable by an Investor on the date of (a) any actual or deemed Distribution (other than a Distribution made in connection with a Subsequent Closing) to such Investor of cash proceeds from the sale of Investment Securities by any International Fund Entity and (b) any Distribution of Investment Securities to such Investor by any International Fund Entity (any such date, a "Performance Fee Determination Date").

                  ii. The Performance Fee with respect to any Investor will be equal to the sum of (a) 20% of the relevant Investor's return (after costs, expenses and the Investment Advisor Fee but before the Performance
      Fee) in excess of the return such Investor would have realized had such Investor's Capital Contributions been invested at the Index Rate and (b) an additional 10% of the relevant Investor's return (after costs, expenses and the Investment Advisor Fee but before the Performance Fee) in excess of the return such Investor would have realized had such Investor's Capital Contributions been invested at a rate equal to the Index Rate plus 500 basis points.

                  iii. On each Performance Fee Determination Date with respect to any Investor, the Performance Fee will be determined with respect to any Investment Securities distributed on such date and any Investment Securities proceeds with respect to which are distributed or deemed distributed on such date. The Performance Fee will be determined by (a) future valuing to the Performance Fee Determination Date, at the Index Rate, each Capital Contribution made by the relevant Investor with respect to the pertinent Investment Securities; (b) future valuing to the Performance Fee Determination Date, at the Index Rate plus 500 basis points, each capital contribution made by the relevant Investor with respect to the pertinent Investment Securities; (c) future valuing to the Performance Fee Determination Date, at the Index Rate, the amount of any Shortfall Amount in respect of the prior Performance Fee Determination Date, and (d) future valuing to the Performance Fee Determination Date, at the Fund Rate, each distribution or deemed distribution (other than any distribution that itself triggered a Performance Fee Determination Date) made to the relevant Investor with respect to the pertinent Investment Securities. The Performance Fee will equal the sum of (i) 20% of the amount, if any, by which (I) the sum of the distribution being made in respect of the pertinent Investment Securities on the Performance Fee Determination Date plus the amount described in clause (d) above exceeds
      (II) the sum of the amounts described in clauses (a) and (c) above; plus
      (ii) 10% of the amount, if any, by which (III) the


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      sum of the distribution being made in respect of the pertinent Investment
      Securities on the Performance Fee Determination Date plus the amount described in clause (d) above exceeds (IV) the sum of the amounts described in clauses (b) and (c) above. If on any Performance Fee Determination Date the amount described in clause (II) above exceeds the amount described in clause (I) above, no Performance Fee will be due and such excess will be carried forward to the next Performance Fee Determination Date as a "Shortfall Amount." If on the last Performance Fee Determination Date with respect to any Investor, there exists a Shortfall Amount the Investment Advisor will rebate to such Investor, without interest, an amount of Performance Fees previously paid to the Investment Advisor with respect to such Investor equal to the lesser of the amount of such Shortfall Amount and the amount of such Performance Fees previously paid. For the purposes of calculating the Performance Fee, (x) the "Fund Rate" shall mean the aggregate internal rate of return earned (i) in the case of Prudential Co-Investor, by Prudential Co-Investor's investments and (ii) in the case of any other investment by the International Fund Entities, by such investments, in either case, through the applicable Performance Fee Determination Date, assuming a sale of all such investments for their respective fair market values as of such date and monthly compounding and (y) any distribution that was in fact reduced by the withholding of a payment of the Investment Advisor Fee will be treated as having been so reduced, and any payment of the Investment Advisor Fee made directly by the pertinent Investor and not previously treated as a reduction of a distribution pursuant to this clause will be subtracted from the amount of the distribution being made on the Performance Fee Determination Date.

                  iv. All future value computations shall be made using monthly compounding and the actual number of days elapsed in each month.

                  v. If the Performance Fee has not been paid within 30 days the pertinent Investor shall be deemed to be a "Defaulting Member" within the meaning of Section 8.3 of the Operating Agreement.

                  vi. Notwithstanding the foregoing, if, on the last Performance Fee Determination Date with respect to any Investor, the aggregate amount of capital contributed, and fees paid, by such Investor exceeds the sum of the aggregate amount of cash and the value of all property actually distributed to such Investor, the Investment Advisor will rebate to such Investor Performance Fees previously paid by such Investor in an amount equal to the lesser of (y) such excess and (z) Performance Fees received by the Investment Advisor from such Investor.


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            c. Invoices. The Investment Advisor will provide each Investor with an invoice for each of the Investment Advisor Fee and the Performance Fee due from such Investor reflecting any amounts not deducted from Distributions. Each invoice shall reflect the amount of the Investment Advisor Fee or Performance Fee, as the case may be, that has been paid up to the date of such invoice. Any amount that has not been deducted as reflected in any such invoice and that is not paid within 10 days of the date of such invoice shall bear interest at the Base Rate.

            SECTION 6. Expenses.

            a. Expenses of the International Fund Entities. Each of the International Fund Entities shall bear its share of organizational costs and expenses and the International Fund Entities, collectively, shall bear their share of all costs and expenses of operating the Fund. The costs and expenses associated with operating the Fund (collectively, "Expenses") will include, without limitation, (i) costs and expenses of meetings of Investors, and of preparing, printing and mailing reports to Investors and of amending organizational documents when necessary; (ii) brokers' commissions and fees of transfer agents chargeable in connection with any securities transactions; (iii) fees and expenses of service providers, whether affiliated with Prudential or not, including, without limitation, securities advisors, attorneys (including, without limitation, SVI-International's share of a one time fee of $15,000.00 to reimburse PREI for the cost of its in-house counsel for services in connection with creation of Fund), accountants, appraisers, contractors, architects, engineers, consultants, insurance consultants, custodians and other agents; and
(iv) to the extent not included in the foregoing or paid out of other sources, the costs and expenses connected with the acquisition, disposition and ownership of the Investment Securities, and the termination of the International Fund Entities. All such Expenses shall be allocated among International Fund Entities and among Investors in accordance with the following principles: (1) Expenses that relate to a particular International Fund Entity or to the Investment Securities held thereby shall be allocated to such International Fund Entity and to the Investors therein in proportion to their Allocated Percentages therein at the time the Expense is incurred; (2) Expenses that relate to unconsummated investment transactions shall be allocated to SVI-International and to the Investors therein in proportion to their Allocated Percentages; and (3) Expenses that relate to the Independent Reviewer shall be allocated to the Unaffiliated Investors in proportion to their Allocated Percentages.

            b. Expenses of the Investment Advisor and Administrative Services. At its expense, the Investment Advisor, Prudential and/or PREI, shall pay the compensation of their respective employees who provide services to the Fund, including, without limitation, administration and portfolio management services, provide adequate office space and any necessary office furnishings and equipment, together with telephone service, heat, utilities, supplies and similar miscellaneous office expenses and shall provide other necessary items of an overhead and administrative nature.

            SECTION 7. Conflicts; Waiver.

            The Investment Advisor and its Affiliates or associates or any of their legal, financial or other advisors shall in no way be prohibited from, and intend to, spend substantial time in connection with other businesses or activities for third parties unrelated to SVI-International, including, but not limited to, managing investments, advising or managing entities whose investment objectives are the same as or overlap with those of the Fund, participating in actual or potential investments of the Fund, providing consulting, merger and acquisition, structuring or financial advisory services, including with respect to actual, contemplated or potential investments of the Fund, or acting as a director, officer or creditors' committee member of, adviser to, or participant in, any corporation, partnership, trust or other business entity. The Investment Advisor and its Affiliates or associates or any of their legal, financial or other advisors may, and expect to, receive fees or other compensation from third parties for such activities, which fees will be for the benefit of their own account and not the Fund. Such fees may relate to actual, contemplated or potential investments of the Fund and may be payable by entities in which the Fund directly or indirectly, has invested or contemplates investing. Each International Fund Entity and each Investor waives any and all rights of any nature whatsoever that any such Person may have to object to or participate or any such activity.

            SECTION 8. Representations and Warranties of the Investment Advisor.

            The Investment Advisor hereby represents and warrants to SVI-International as of the date hereof as follows:

                  a. The Investment Advisor is a corporation, duly incorporated and validly existing under the laws of the State of New Jersey, has the full power and authority to transact the business in which it is presently engaged and is duly qualified under the laws of each jurisdiction where the conduct of its business requires, or the performance of its obligations under this Agreement would require, such qualification.

                  b. The Investment Advisor has full corporate power and
            authority and has obtained all necessary authorization to execute, deliver and perform this Agreement on the terms and conditions hereof. No consent of any other Person and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, fling or declaration with, any governmental authority is required by the Investment Advisor in connection with this Agreement or the execution, delivery, performance, validity or enforceability hereof. This Agreement constitutes the legal, valid and binding obligation of the Investment Advisor enforceable against the Investment Advisor in accordance with its terms, subject to bankruptcy, insolvency moratorium or similar laws affecting generally the enforcement of creditors' rights and general equitable principles.

                  c. The Investment Advisor's execution, delivery and
            performance of this Agreement and any documents and instruments required hereunder shall not violate any provision of any existing law or regulation binding on the Investment Advisor, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Investment Advisor, or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Investment Advisor is a party or by which the Investment Advisor or any of its assets may be bound, and shall not result in or require the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

                  d. SVI-International is a limited liability company, duly
            formed and validly existing under the laws of the State of Delaware, has the full power and authority to transact the business in which it is presently engaged and is duly qualified under the laws of each jurisdiction where the conduct of its business requires or the performance of its obligations would require, such qualification.

                  e. The Manager has full power and authority and has obtained all necessary authorization to execute, deliver and perform the Operating Agreement on the terms and conditions thereof. No consent of any other Person and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, fling or declaration with, any governmental authority is required by the Manager in connection with the Operating Agreement or the execution, delivery, performance or validity thereof. The Operating Agreement constitutes the legal, valid and binding obligation of the Manager enforceable against the Manager in accordance with its terms, subject to bankruptcy, insolvency moratorium or similar laws affecting generally the enforcement of creditors' rights and general equitable principles.

                  f. The Manager's execution, delivery and performance of the
            Operating Agreement and any documents and instruments required hereunder shall not violate any provision of any existing law or regulation binding on the Manager, or any order, judgment, award or decree of any court, arbitrator or government authority binding on the Manager, or of any mortgage, indenture lease, contract or other agreement, instrument or undertaking to which the Manager is a party or by which the Manager, or any of its assets may be bound, and shall not result in or require the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

            SECTION 9. Liability of the Investment Advisor.

            Except as otherwise required by law, the Investment Advisor and any of its Affiliates, directors, officers, employees, shareholders, assigns, representatives or agents shall not be liable, responsible or accountable in damages or otherwise to the Fund or any Investor for any loss, liability, damage, settlement cost, or other expense (including attorneys' fees) incurred by reason of any act or omission or any such alleged act or omission performed or omitted by such Person (including those in connection with serving on boards of directors for companies in the Fund's portfolio) if such Person acted in a manner consistent with the Standard of Care.

            SECTION 10. Indemnification.

            a. Indemnity. To the fullest extent permitted by applicable law, the Investment Advisor, PIMS, PREI, the Independent Reviewer and any of their respective officers, directors, agents, stockholders, partners, members, employees, other Affiliates, and any other Person who serves at the request of the Investment Advisor on behalf of any of the International Fund Entities (each such Person being an "Indemnitee") shall be held harmless and be indemnified by the International Fund Entities for any liability, loss (including amounts paid in settlement), damages or expenses (including, without limitation, reasonable attorneys' fees and disbursements) incurred by such Indemnitee on behalf of the International Fund Entities or in furtherance of the interests of the International Fund Entities or otherwise arising out of, or in connection, with the International Fund Entities; provided, that such Indemnitee acted in a manner consistent with the Standard of Care.

            b. Advances. To the fullest extent permitted by law, expenses (including, without limitation, legal fees) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the International Fund Entities prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the International Fund Entities of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 10.

            c. Limitation on Liability. The individual indemnity obligation of each Investor will be limited to (i) the lesser of the aggregate of: (x) such Investor's Unfunded Commitments; (y) Distributions (including Distributions in redemption) previously made to such Investor; and (z) the Investor's Interest in the International Fund Entities or (ii) such Investor's Capital Commitment.

            SECTION 11. Term of Agreement; Survival of Certain Terms.

            a. Initial Term. Unless terminated in accordance with its terms this Agreement shall remain in effect with respect to each International Fund Entity until the termination of such International Fund Entity.

            b. Termination. This Agreement may be terminated at any time with or without cause upon 90 days' prior written notice (i) by SVI-International, (upon the vote of a majority in Interest of the Unaffiliated Investors therein) or
(ii) by the Investment Advisor (but in the latter case only if this Agreement is so terminated with respect to all International Fund Entities). Upon such termination, the Investment Advisor shall be entitled to receive all compensation it has earned through the effective date of such termination, including any accrued but unpaid Investment Advisor Fee and Performance Fee.

            c. Survival. Notwithstanding anything herein to the contrary, Sections 5, 6, 10 and 11 of this Agreement shall survive any termination hereof.

            SECTION 12. Notices.

            Unless expressly provided otherwise herein, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing (including by telecopy) and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of registered or certified mail, postage prepaid, return receipt requested, or, in the case of telecopy notice, when received in legible form, addressed as set forth below:

            If to SVI-International or the Manager:

            Strategic Value Investors International Ltd.
            c/o Coutts (Cayman) Limited
            Coutts House
            P.O. Box 707
            Grand Cayman, B.W.I.
            Attention: Andrew Galloway
            Fax: (345) 945-4799
            with a copy to:

            Prudential Real Estate Investors
            8 Campus Drive, 4th Floor
            Parsippany, New Jersey  07054-4493
            Attention: SVI Portfolio Manager
            Fax: (973) 683-1794

            and to:

            O'Melveny & Myers LLP
            153 East 53rd Street
            New York, New York  10022
            Attention: Jacqueline A. Weiss, Esq.
            Fax: (212) 326-2061

            If to the Investment Advisor or the Prudential Co-Investor:

            Prudential Real Estate Investors
            8 Campus Drive, 4th Floor
            Parsippany, New Jersey  07054-4493
            Attention: SVI Portfolio Manager
            Fax: (973) 683-1794

            with a copy to:

            O'Melveny & Myers LLP
            153 East 53rd Street
            New York, New York  10022
            Attention: Jacqueline A. Weiss, Esq.
            Fax: (212) 326-2061

            Any party may alter the address or telecopy number to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 12 for the giving of notice.

            SECTION 13. Amendments; Waivers.

            This Agreement may be amended only by agreement in writing of the Investment Advisor and a majority in Interest of the Unaffiliated Investors, provided that any amendment that materially adversely affects the Investors shall require the approval of at least two-thirds in Interest of the Unaffiliated Investor, and provided further that no such amendment shall be effective if the Investment Advisor reasonably determines that such amendment could reasonably be expected to materially adversely affect the Fund taken as a whole. The Investment Advisor shall cause the effectuation of any such amendment duly approved by the appropriate Investors. Except as otherwise provided herein, no waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

            SECTION 14. Governing Law.

            This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflict of law principles.

            SECTION 15. Assignment.

            Neither this Agreement nor any rights or obligations under it are assignable, except that the Investment Advisor may assign its obligations hereunder as set forth in Section 3(h).

            SECTION 16. Headings.

            The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

            SECTION 17. Parties in Interest.

            This Agreement shall be binding upon and inure to the benefit of each party and their respective permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except that the Investors shall be third party beneficiaries hereof.

            SECTION 18. Consent to Jurisdiction and Litigation.

            All litigation relating to or arising under or in connection with this Agreement shall be brought only in the federal or state courts of competent jurisdiction located in the State and County of New York, which shall have exclusive jurisdiction to resolve any disputes with respect to this Agreement. By execution and delivery of this Agreement, each party hereto irrevocably and unconditionally consents to the jurisdiction of such courts for any actions, suits or proceedings arising out of or relating to this Agreement. The parties hereto irrevocably waive any obligation of the laying of venue or based on the grounds of forum non conveniens that it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction. No party hereto shall be entitled to immunity whatsoever, whether characterized as sovereign immunity or otherwise, from any legal proceedings to enforce the obligations hereunder. Subject to Section 10, in the event of any breach of the provisions of this Agreement, the non-breaching party shall be entitled to equitable relief, including in the form of injunctions and orders for specific performance, where the applicable legal standards for such relief in such courts are met, in addition to all other remedies available to the non-breaching party with respect thereto at law or in equity.

            SECTION 19. Attorney's Fees.

            In the event of any action for the breach of this Agreement or misrepresentation by any party, the prevailing party shall be entitled to reasonable attorney's fees, costs and expenses incurred in such action.

            SECTION 20. Representation By Counsel.

            Each party hereto acknowledges that such party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

            SECTION 21. Interpretation.

            The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties hereto. Any of the terms used herein may, unless the context otherwise requires be used in the singular or the plural depending on the reference. All words or terms used in this Agreement, regardless of the number or gender in which they are used, shall include any other number or gender, as the context may require. Further, "hereof," "herein," "hereunder," "hereto," "this Agreement" and comparable terms refer to the entire instrument, including any exhibits or schedules to the instrument, and not to any particular article, section or other subdivision of the instrument. All references to SVI-International shall include all parallel or subsidiary vehicles including Redemption

Vehicles, if any, that may be utilized. In such circumstances, references to the Operating Agreement shall be deemed to include references to the applicable Other Operating Agreements. References to actions to be taken by any International Fund Entity shall mean such actions to be taken by the Investment Manager on behalf of such International Fund Entity or, if applicable, to the Investment Manager causing such International Fund Entity to take such action, unless the context clearly requires otherwise.

            SECTION 22. Further Assurances.

            Each party agrees to execute and deliver (or to cause the execution and delivery of) such further instruments and to do such further acts as the Investment Advisor deems necessary or advisable to better effectuate this Agreement.

            SECTION 23. Severability.

            If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any court of competent jurisdiction or other governmental entity, the remaining provisions of this Agreement to the extent permitted by law shall remain in full force and effect provided that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable; provided that the economic and legal substance of the transactions contemplated is not affected in any manner materially adverse to any party. In event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by law, the parties hereby to the same extent waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

            SECTION 24. Counterparts.

            This Agreement may be executed in any number of counterparts by facsimile or other written form of communication, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

            SECTION 25. WAIVER OF JURY TRIAL.

            EACH PARTY HERETO, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH.

            IN WITNESS WHEREOF, each of the parties hereto has caused this Investment Advisory Agreement to be executed by its duly authorized officers as of the day and year first above written.

                              STRATEGIC VALUE INVESTORS
                                INTERNATIONAL, LLC

                              By:   Strategic Value Investors International Ltd.
                              Its:  Manager



                              By:   /s/ TERENCE McHUGH
                                    -------------------------------
                                    Name: Terence McHugh
                                    Title: Vice President

                              THE PRUDENTIAL INSURANCE COMPANY
                                OF AMERICA

                              By:   /s/ KEVIN R. SMITH
                                    -------------------------------
                                    Name: Kevin R. Smith
                                    Title: Vice President

                              STRATEGIC VALUE INVESTORS
                                INTERNATIONAL LTD.

                              By:   /s/ TERENCE McHUGH
                                    -------------------------------
                                    Name: Terence McHugh
                                    Title: Vice President

                              THE PRUDENTIAL INVESTMENT CORPORATION


                              By:   /s/ JOSEPH D. MARGOLIS
                                    -------------------------------
                                    Name: Joseph D. Margolis
                                    Title: Vice President

                 ANNEX NUMBER 1 TO INVESTMENT ADVISORY AGREEMENT

                                                     Date: ______________, 199__

The undersigned acknowledges and agrees as follows:

1. This Annex Number 1 is part of the Investment Advisory Agreement dated October 2, 1997, to which it is attached.

2. The undersigned is a party to and a "Member" under the Operating Agreement and or one or more Other Operating Agreements, and its notice address for purposes hereof it as set forth thereunder.

3. The undersigned has reviewed this Annex Number 1 and the Investment Advisory Agreement and is represented by counsel in connection therewith.

4. The undersigned will pay the Investment Advisor Fee and the Performance Fee in accordance with the Investment Advisory Agreement.

5. The Investment Advisor may deduct or withhold from Distributions to the undersigned any amounts payable by the undersigned in respect of any fees or expenses relating to the Investment Advisory Agreement.

6. No Indemnitee shall be liable to the undersigned and the undersigned shall indemnify each Indemnitee, all as set forth in Section 14 of the Investment Advisory Agreement, and the Investment Advisor may deduct, withhold or make capital calls for any amounts payable by the undersigned in respect thereof.

7. The undersigned shall fulfill any other obligations it may have under Sections 9, 10 or 14 of the Investment Advisory Agreement.

8. This Annex Number 1 shall survive the termination of the Investment Advisory Agreement.

9. Appointment of Investment Advisor as Attorney-in-Fact: The undersigned constitutes and appoints the Investment Advisor, and any replacement or substitute Investment Advisor, as the undersigned's true and lawful attorney-in-fact and agent, with full power and authority in the undersigned's name, place and stead and to take all actions as are necessary and appropriate to fulfill the duties of Investment Advisor as referenced in the Investment Advisory Agreement and the Operating Agreement and/or as described in the Memorandum, including, without limitation, actions in connection with the borrowing of funds and the acquisition and disposition of Investment Securities.

      The appointment by the undersigned of the Investment Advisor as attorney-in-fact set forth shall be deemed to be a power coupled with an interest and with full power of substitution, in recognition of the fact that the undersigned will be relying upon the Investment Advisor to act as contemplated by the Investment Advisory Agreement and the Operating Agreement in any filing and other action by the Investment Advisor on behalf of SVI-International, and such power shall, to the extent permitted by law, survive the death, disability, incompetency, withdrawal, removal, bankruptcy or insolvency of any Person hereby giving such power and the transfer by the undersigned of all or part of its Interest. The foregoing power of attorney of a transferor shall survive such transfer only until such time as the transferee shall have been admitted to SVI-International as a member and all required documents and instruments shall have been duly executed, filed and recorded to effect such substitution. Any Person dealing with SVI-International may conclusively presume and rely upon the fact that any such instrument executed by such agent and attorney-in-fact is authorized, regular and binding without further inquiry.

                       -----------------------------------

                  By:   _________________________________
                        Name:
                        Title:

                  Notice Address:
                  _____________________________________________
                  _____________________________________________
                  _____________________________________________
                  Attention: __________________________________
                  Fax: ________________________________________


                                       A-2